Exhibit 99.1

NEWS RELEASE

August 11, 2015	OTCQX: DPDW

DEEP DOWN REPORTS SECOND QUARTER 2015 RESULTS

HOUSTON, August 11, 2015 /PRNewswire/ -- Deep Down, Inc. (OTCQX: DPDW) ("Deep Down" or the "Company"), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, today reported financial results for the quarter ended June 30, 2015.

OPERATING RESULTS

For the second quarter of 2015, Deep Down reported net income of $0.2 million, or $0.01 income per fully diluted share, compared to a net loss of $1.2 million, or $0.08 loss per diluted share for the second quarter of 2014.

Revenues for the quarter ended June 30, 2015 were $6.8 million, compared to revenues of $5.8 million for the quarter ended June 30, 2014. The $1.0 million (16 percent) increase is due primarily to a return to normal revenue levels, as we experienced significant project delays in the 2014 period.

Gross profit for the quarter ended June 30, 2015 was $2.2 million, or 33 percent of revenues, compared to gross profit of $1.8 million, or 31 percent of revenues for the quarter ended June 30, 2014. The $0.4 million increase in gross profit is primarily attributable to the previously mentioned return to normal revenue levels in the 2015 period.

Operating expense for the quarter ended June 30, 2015 was $2.1 million, compared to operating expense of $2.9 million for the quarter ended June 30, 2014. The $0.8 million decrease in operating expense is primarily attributable to reductions in Panama exit and related costs, share-based compensation amortization, bad debts, and property taxes.

The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges. Modified EBITDA for the quarter ended June 30, 2015 was $0.9 million compared to Modified EBITDA of negative $0.3 million for the quarter ended June 30, 2014.  The $1.2 million increase is primarily attributable to a $0.6 million increase in gross profit before depreciation, and a $0.4 million decrease in operating expense before Panama exit costs, share-based compensation and depreciation and amortization, both as a result of reasons discussed previously. At June 30, 2015, we had working capital of $15.2 million, including cash and cash equivalents of $4.7 million.

Ronald E. Smith, Chief Executive Officer, stated, “During these difficult times, we continue to focus on cost containment, improving our efficiency and assisting our customers with solutions that will reduce their costs. We will also focus on maintaining a strong balance sheet.”

EARNINGS CONFERENCE CALL

In connection with this earnings release, Deep Down will host its quarterly conference call on Monday, August 17, 2015 at 4:30 PM Eastern Time (3:30 PM Central Time). Interested investors are invited to dial the toll free number at (877) 303-6187 and provide the Conference ID: 10209062.

At the conclusion of the call, a replay will be available until August 22, 2015.  To access the replay of the call dial (855) 859-2056 and provide the same Conference ID.

The call can also be accessed via the web by going to the Investor Relations section of the Company’s website at www.deepdowninc.com.

1

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

casey@stonegateinc.com

Stonegate Inc.

972.850.2001

2

DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
(in thousands, except per share amounts)
Results of operations data:
Revenues	$6,771	$5,847	$13,609	$12,010
Cost of sales	4,529	4,048	9,133	7,943
Gross profit	2,242	1,799	4,476	4,067
Total operating expenses	2,070	2,929	4,534	5,128
Operating income (loss)	172	(1,130)	(58)	(1,061)
Total other income (expense)	42	(68)	(19)	244
Income (loss) before income taxes	214	(1,198)	(77)	(817)
Income tax (expense) benefit	(8)	18	(14)	9
Net income (loss)	$206	$(1,180)	$(91)	$(808)

Net income (loss) per share:
Basic	$0.01	$(0.08)	$(0.01)	$(0.05)
Fully diluted	$0.01	$(0.08)	$(0.01)	$(0.05)

Weighted-average shares outstanding:
Basic	15,110	15,215	15,120	15,227
Fully diluted	15,110	15,215	15,120	15,227

Modified EBITDA data:
Net income (loss)	$206	$(1,180)	$(91)	$(808)
Add back interest expense, net	64	48	125	109
Add back depreciation and amortization	464	396	841	806
Add back (deduct) income tax expense (benefit)	8	(18)	14	(9)
Add back Panama exit costs accrual	–	192	–	192
Add back share-based compensation	127	300	253	435
Modified EBITDA	$869	$(262)	$1,142	$725

(in thousands)
Cash flow data:
Cash provided by (used in):
Operating activities			$(1,767)	$1,267
Investing activities			(216)	198
Financing activities			1,327	(1,012)

	June 30, 2015	December 31, 2014
(in thousands)
Balance sheet data:
Cash and cash equivalents	$4,656	$5,312
Current assets	23,692	22,015
Current liabilities	8,513	7,081
Working capital	15,179	14,934
Total assets	35,885	34,720
Total debt	6,967	5,615
Total liabilities	10,815	9,754
Stockholders' equity	25,070	24,966

3